Exhibit 99.1

First National Bank of the South Announces Mount Pleasant Branch

          SPARTANBURG, S.C., April 26 /PRNewswire-FirstCall/ -- First National Bancshares, Inc. (OTC Bulletin Board: FNSC), the bank holding company for Spartanburg-based First National Bank of the South, has filed an application with the OCC to establish a full-service bank branch in Mount Pleasant, South Carolina.

          Jerry L. Calvert, President and CEO, said, “We are very pleased to take this step toward providing a full line of banking services in the Charleston market.  We look forward to expanding our presence in the area as we become part of Charleston’s growing business community.”

          Rudy Gill, Market President, was formerly with a regional bank in Mount Pleasant as the City Executive Officer.  Rudy has managed a very successful loan production office for First National Bank of the South in Mount Pleasant since October, 2004.  As Market President, Rudy will oversee the opening and management of this new branch office located at 651 Johnnie Dodds Blvd., Mt. Pleasant, SC. Rudy, a graduate of Clemson University and the LSU School of Banking, has over thirteen years of experience in banking.  In the interim, Rudy can be reached at (843) 971-6977.

          First National recently reported an increase of 53% in net income for the first quarter ended March 31, 2005.  Net income as of March 31, 2005 increased to $481,945 or $.22 per diluted share, compared to $315,032 or $.15 per diluted share for the same period last year. As of March 31, 2005, total assets were $256.6 million compared with $188.5 million for the same period in 2004, an increase of $68.1 million or 36%.  Loans grew to a total of $208.7 million, an increase of 45% over total loans on March 31, 2004 of $143.9 million.  Deposits were $203.9 million as of March 31, 2005 compared to $162.6 million at the end of the first quarter in 2004, or an increase of 25%.

          First National Bancshares, Inc. is a bank holding company based in Spartanburg, South Carolina. Its stock is quoted on the OTC Bulletin Board under the symbol FNSC.  It was incorporated in 1999 to conduct a general banking business through its wholly-owned subsidiary, First National Bank of the South. First National’s stock closed at $25.50 on April 22, 2005.

          First National Bank of the South provides a wide range of financial services to consumer and commercial customers through two divisions.  The banking division operates three full-service offices in Spartanburg County under the name First National Bank of Spartanburg and a loan production office in Mount Pleasant.  The small business lending division, based in Greenville, operates under the name First National Business Capital and provides small business lending services to customers in the Carolinas and Georgia.  First National also offers trust and investment management services to its customers through an alliance with Colonial Trust Company which has offices in Spartanburg and Greenville. Additional information about First National is available on its web site at www.firstnational-online.com .

          Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future growth and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors, such as a downturn in the economy, greater than expected non-interest expenses or excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

          Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans or expectations contemplated by our company will be achieved. First National undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE  First National Bancshares, Inc.
          -0-                              04/26/2005
          /CONTACT:  Jerry L. Calvert of First National Bancshares, Inc., +1-864-594-5690, or cell, +1-864-590-8858/
          /Web site:  http://www.firstnational-online.com /

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